Exhibit 10.16

COHERENT

EQUITY INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNIT AGREEMENT

1.                   Grant.  The Company hereby grants to the Employee named in the Notice of Grant of Award and Award Agreement (the “Notice of Grant”) an award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant, subject to the terms and conditions in this agreement, including the additional terms and restrictive covenant conditions contained in the appendix attached hereto (the “Appendix” and, together with the Global Restricted Stock Unit Agreement, the “Agreement”) and in the Company’s Equity Incentive Plan (the “Plan”). Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

2.                   Company’s Obligation.  Each RSU granted represents the right to receive one Share on the vesting date.  Unless and until the RSUs vest, the Employee will have no right to receive Shares under such RSUs.  Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.                   Vesting Schedule.  The RSUs shall vest as set forth in the Notice of Grant, subject to paragraph 4 and the Appendix.

4.                   Termination as a Service Provider.  If the Employee terminates service as a Service Provider because of death or Disability prior to the date the RSUs would otherwise vest if the Employee had remained a Service Provider, such RSUs shall become vested upon such termination of service as a Service Provider because of such death or Disability. For purposes of this Agreement, “Disability” means when the Employee as a result of sickness or injury is unable to perform with reasonable continuity the substantial and material acts necessary to pursue the Employee’s usual occupation.

Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Employee terminates service as a Service Provider for any or no reason other than death or Disability prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company.

For purposes of the RSUs, the Service Provider’s service will be considered terminated as of the date that the Service Provider is no longer providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Service Provider’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Employee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment agreement, if any); the Company shall have the exclusive discretion to determine when the Service Provider is no longer providing services for purposes of the RSUs (including whether the Service Provider may still be considered to be providing services while on a leave of absence).

5.                   Settlement upon Vesting.  Any RSUs that vest in accordance with paragraph 3 or 4 will be distributed to the Employee (or in the event of the Employee’s death, to his or her estate) in Shares.

6.                   Responsibility for Taxes.  The Employee acknowledges and agrees that, regardless of any action taken by the Company or, if different, the Employee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee (“Tax-Related Items”) is and remains the Employee’s responsibility and may exceed the amount (if any) withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the receipt of any dividends on Shares, and the subsequent sale of the

Shares; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Employee has become subject to tax in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Employee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Company shall withhold in Shares otherwise deliverable to the Employee having a Fair Market Value equal to an amount that satisfies the Tax-Related Items required to be withheld. In the event that such withholding in Shares is problematic under applicable tax, securities or other laws, or has materially adverse accounting consequences, the Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations, if any, with regard to all Tax-Related Items by one or a combination of the following:

a.                       withholding from the Employee’s wages or cash compensation paid to the Employee by the Company and/or the Employer; or

b.                      withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to this authorization without further consent).

The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in the Employee’s jurisdiction, in which case the Employee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Employee is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items .

Finally, the Employee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

7.                   Rights as Stockholder.  Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or the Employee’s broker.

8.                   Acknowledgements.  In accepting the grant of RSUs, the Employee acknowledges, understands and agrees that:

a.                       the Company (and not the Employee’s employer) is granting the RSU. The Company will administer the Plan from outside the Employee’s country of residence if the Employee’s country of residence is outside the United States, and the provisions of this Agreement will be governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of Delaware;

b.                      the benefits and rights provided under the Plan, if any, are wholly discretionary and do not constitute regular or periodic payments;

c.                       the Employee is voluntarily participating in the Plan and acceptance of the RSU is not a condition of employment;

d.                      the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

e.                       the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, leave-related payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

f.                       unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, services the Employee may provide as a director of a Subsidiary;

g.                      no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Employee as a Service Provider (for any reason whatsoever; and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment agreement, if any);

h.                      the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

i.                        the grant of the RSUs, and all decisions with respect to any future grant of RSUs under the Plan, is at the complete discretion of the Company;

j.                        the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

k.                      the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

l.                        the grant of RSUs and the Employee’s participation in the Plan shall not create a right to employment or other service or be interpreted as forming an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate the Employee’s employment or other service relationship (if any) at any time;

m.                    unless otherwise provided in the Plan or by the Company in its discretion or in the agreement and plan of merger, dated as of January 18, 2021, by and among the Company, Lumentum Holdings Inc., Cheetah Acquisition Sub, Inc. and Cheetah Acquisition Sub LLC,, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

n.                      neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Employee pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

9.                   Data Privacy Information and Consent.

a.                       Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Employee, including, but not limited to, the Employee’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the purposes of implementing, administering and managing the Employee’s participation in the Plan. The legal basis, where required, for the processing of Data is the Employee’s consent.

b.                      Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Financial Corporate Services, Inc. and certain of its affiliated companies (“E*TRADE”), an independent service provider based in the United States which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. The Employee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

c.                       International Data Transfers. The Company and E*TRADE are based in the United States. The Employee’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis for the transfer of Data, where required, is the Employee’s consent.

d.                      Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

e.                       Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke the consent, his or her salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing the consent is that the Company would not be able to grant the Employee awards under the Plan or administer or maintain such awards.

f.                       Data Subject Rights. The Employee may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Employee is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Employee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Employee can contact his or her local human resources representative.

g.                      Additional Legal Basis. The Employee understands that the Company may rely on a different legal basis for the collection, processing or transfer of Data in the future and/or request the Employee to provide another data privacy consent. If applicable, upon request of the Company or the Employer, the Employee agrees to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Employee for the purpose of administering his or her participation in the Plan in compliance with the applicable data privacy laws, either now or in the future. The Employee understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.

10.                No Advice Regarding Grant.  The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan or the Employee’s acquisition or sale of Shares.  The Employee should therefore consult with his or her own personal tax, legal, and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan.

11.                Language.  The Employee has received the terms and conditions of this Agreement and any other related communications, and the Employee consents to having received these documents, in English. If the Employee has received this Agreement or any other communications related to the Plan translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version will control.

12.                Electronic Delivery & Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.                Address for Notices.  Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Stock Plan Administration at Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, CA 95054 U.S.A., or at such other address as the Company may hereafter designate in writing.

14.                Conditions for Issuance of Shares.  The Shares deliverable upon vesting of the RSUs may be either previously authorized but unissued Shares or issued Shares that have been reacquired by the Company.  The Company shall not be required to issue any Shares hereunder prior to fulfillment of all the following conditions:  (a) the admission of such Shares to listing on all stock exchanges on which the class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any law or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body, whether in the United States or elsewhere, which the Company shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any governmental agency, which the Company shall, in its absolute discretion, determine to be necessary or advisable; (d) the lapse of such reasonable period of time following the date of vesting of the RSUs as the Company may establish from time to time for legal or administrative reasons; (e) the execution of the Appendix by the Employee and the acknowledgement of the Appendix by the Employee’s attorney; and (f) compliance with the terms of the Agreement, including, without limitation the Appendix.

15.                Plan Governs.  This Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern except that the Governing Law and Venue provisions of the Appendix shall govern rather than the Choice of Law and Venue provision of the Plan and jurisdiction and venue of the state and federal courts located in the State of Delaware shall be exclusive.

16.                Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

17.                Agreement Severable.  In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

18.                Modifications to the Agreement.  This Agreement (including any appendices attached hereto) constitutes the entire understanding of the parties on the subjects covered.  The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Subject to paragraph 21 below, modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

19.                Governing Law and Venue.  The RSU grant and the provisions of this Agreement will be governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of Delaware.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the courts of Delaware, and no other courts, where this grant is made and/or to be performed. The Governing Law and Venue provision set forth in the Appendix shall govern.

20.                Appendix.  Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any additional terms and conditions set forth in the Appendix and the Appendix is an integral part of this Agreement.

21.                Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the RSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.                Insider Trading Restrictions/Market Abuse Laws. By participating in the Plan, the Employee agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Employee). The Employee acknowledges that, depending on his or her country or the broker’s country, or the country in which the Shares are listed, the Employee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., the RSUs) or rights linked to the value of Shares, during such times as the Employee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions, including the United States and, if different, the Employee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Employee placed before possessing inside information. Furthermore, the Employee may be prohibited from (i) disclosing insider information to any third party, including fellow employees or service providers (other than on a “need-to-know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Employee acknowledges that it is the Employee’s responsibility to comply with any applicable restrictions, and the Employee should speak to his or her personal advisor on this matter.

23.                Foreign Asset/Account Reporting Requirements. The Employee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares) in a brokerage or bank account outside his or her country. The Employee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Employee also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country through a designated bank or broker within a certain time from receipt. The Employee acknowledges that it is his or her responsibility to be compliant with such regulations.

24.                Waiver. The Employee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Employee or any other Participants.

COHERENT

EQUITY INCENTIVE PLAN

APPENDIX

Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Notice of Grant and/or the Global Restricted Stock Unit Agreement.

This Appendix includes additional terms and conditions that govern the RSUs to the Employee under the Plan

1.       Restrictive Covenants. In consideration for the award of RSUs with respect to ______ Shares as set forth in the Notice of Grant and this Agreement and subject to the terms contained herein [and any other consideration], Employee hereby agrees to the restrictive covenants set forth in this Appendix.

A.	The Company’s Legitimate Business Interests. Employee acknowledges and agrees that the Company has legitimate business interests in protecting: (i) the Confidential Information and trade secrets to which the Company furnishes Employee and to which Employee has access to during Employee’s employment with the Company; (ii) the Company’s substantial relationships with its customers, vendors, contractors, consultants, and licensees; (iii) customer goodwill; and (iv) the Company’s relationship and goodwill with its employees. Employee further acknowledges and agrees that due to the nature of Employee’s position with the Company, Employee would inevitably give a competitor an unfair competitive advantage if Employee were to engage in Prohibited Activity as defined below or use certain Confidential Information, trade secrets and goodwill entrusted to Employee by the Company for the benefit of a competitor. To protect these legitimate business interests of the Company, Employee agrees to the provisions in this Appendix.

B.	Noncompetition with Company’s Legitimate Business Interests.

Because of Company’s legitimate business interest as described in this Appendix and the good and valuable consideration offered to the Employee, during the term of Employee’s employment and for 18 months to follow, to run consecutively, beginning on the last day of the Employee’s employment with the Company, whether terminated for any reason or no reason, by the Employee or the Company, the Employee agrees and covenants not to engage in Prohibited Activity.

“Prohibited Activity” is activity in which the Employee contributes the Employee’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity competitive with the current or reasonably anticipated business of the Company, including, without limitation, the laser industry or the photonics industry. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing in this Agreement shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

C.	Non-Solicitation of Customers. During Employee’s employment with the Company and for a period of 18 months following Employee’s resignation, involuntary termination, or other separation from the Company, Employee will not, directly or indirectly: (i) cause or encourage any of the Company’s Customers to refrain from purchasing the Company’s products or services; (ii) solicit, influence, or attempt to influence any of the Company’s Customers to direct any purchase of products and/or services to any person or entity engaging in a business that is the same, substantially similar, or a substitute for the Company’s business; or (iii) solicit, influence, or attempt to influence any of the Company’s Customers to terminate their relationship or diminish the level of their business with the Company.

D.	Non-Solicitation of Company Employees. During Employee’s employment with the Company and for a period of 18 months following Employee’s resignation, involuntary termination, or other separation from the Company, Employee will not, directly or indirectly, for Employee or any third party other than the Company, solicit, induce, recruit, or encourage any of the Company’s employees to leave their employment with the Company, or attempt to solicit, induce, recruit, or encourage any Company employees to leave their employment with the Company.

E.	Non-Solicitation of Other Parties. During Employee’s employment with the Company and for a period of 18 months following Employee’s resignation, involuntary termination, or other separation from the Company, Employee will not, directly or indirectly, for Employee or any third party other than the Company, solicit, induce, or encourage any vendor, consultant, collaborator, agent, contractor, or licensee of the Company to cease or diminish its business relationship with the Company or engage in any activity that would cause them to cease or diminish their business relationship with the Company.

F.	Definitions.

	i.	“Customers” are defined as persons who, during the last 18 months of Employee’s employment with the Company, have purchased or used the Company’s products or services or have otherwise caused or referred others to purchase or use the Company’s products or services. “Customers” include both a business or organization, as well as the individual persons who have some responsibility for making or influencing the purchasing and use decisions of a business or organization with respect to the Company’s products or services.

	ii.	“Confidential Information” shall mean any and all technical and non-technical confidential knowledge, data or information related to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or vendor of the Company or any other party with whom the Company agrees to hold information of such party in confidence, including without limitation: (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financials statements, contracts, prices, suppliers and customers; (c) internal Company records documenting the job performance, skills, evaluations, and compensation of the Company’s employees, contractors and any other service providers of the Company; and (d) the existence of any business discussions, negotiations or agreements between the Company and any third party. Without in any way limiting the foregoing, Confidential Information explicitly includes the Company’s list of its current and potential customers. Employee understands that the Company has invested, and continues to invest substantial time, money, and specialized knowledge into developing its Confidential Information by developing its sources, creating a customer base, generating customer and potential customer lists, and training its employees. Employee understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. The Confidential Information provides the Company with a competitive advantage over others in the marketplace.

G.	Notice to Third Parties. Employee agrees that for so long as Employee is subject to the noncompetition and non-solicitation restrictions under this Agreement, Employee shall inform any entity or person with whom Employee may seek to enter into a business relationship (whether as an owner, Employee, independent contractor or otherwise) of Employee’s contractual obligations under this Agreement. Employee also understands and agrees that the Company may, with or without prior notice to Employee and during or after Employee’s employment with the Company, notify third parties of Employee’s agreements and obligations under this Agreement. Employee further agrees that, upon written request by the Company, Employee will respond to the Company in writing regarding Employee’s compliance with all terms of this Appendix.

H.	Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b)(1), Employee acknowledges that Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

I.	No Defense. Employee agrees and acknowledges that the existence of any counterclaim or dispute between Employee and the Company or any of its officers, directors, or limited partners shall not constitute a defense to the enforcement of these covenants by the Company.

J.	Tolling. In the event that Employee breaches any of the restrictive covenants as set forth in Paragraph (B) to Paragraph (E), the periods of noncompetition and non-solicitation described in Paragraph (B) through Paragraph (E) will be extended by an amount of additional time equal to the lesser period of (i) two years or (ii) the amount of time between when such breach commenced and ending when the activities constituting such breach ended.

K.	Modification of Restrictive Covenants. If, in any judicial proceeding, a court refuses to enforce any of these separate covenants (or any part of a covenant), then the unenforceable covenant (or part) will be eliminated from this Appendix to the extent necessary to permit the remaining separate covenants (or portions) to be enforced. In the event that the provisions of this Appendix are deemed to exceed the time, geographic, or scope limitations permitted by law, then the provisions will be reformed to the maximum time, geographic, or scope limitations permitted by law.

2.       Governing Law and Venue. This RSU, including in particular the terms of this Appendix, for all purposes, shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with internal, substantive laws of the State of Delaware without regard to conflicts of law principles. Any action or proceeding by either Employee or the Company to enforce or avoid this Agreement, including, without limitation, the terms of this Appendix or the RSU, or otherwise arising from or under the terms of this Agreement, shall be brought only in a state or federal court located in the State of Delaware. Employee irrevocably submits to the sole and exclusive jurisdiction of the United States District Court for the District of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement including, without limitation, this Appendix or the RSU or otherwise arising from or under the terms of this Agreement. Employee irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement including, without limitation, this Appendix or the RSU or otherwise arising from or under the terms of this Agreement in the United States District Court for the District of Delaware or the state courts of the State of Delaware, acknowledge the propriety of the venue there, and hereby irrevocably and unconditionally waive and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

3.       Acknowledgement that Restrictive Covenants are Not a Condition of Employment and Representation by Counsel. Employee acknowledges that Employee has carefully read this Agreement including, without limitation, the Appendix and consulted with legal counsel of Employee’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Employee by this Appendix and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. Employee acknowledges that Employee has consulted with counsel and is individually represented in negotiating the terms of this Agreement, which includes the section designating the venue in which a controversy arising hereunder may be adjudicated and the choice of law to be applied hereto.

Employee understands, acknowledges and agrees that (i) Employee has no obligation to accept this RSU award and Employee’s decision to do so by signing this Appendix is knowing and voluntary; and (ii) agreeing to the restrictive covenants contained in this Appendix is not a condition of employment and the continuation of Employee’s employment will not depend on whether Employee agrees to the restrictive covenants. The agreement to the restrictive covenants in this Appendix is in consideration of the RSUs set forth in the Notice of Grant and this Agreement and [any other consideration]. Employee acknowledges and agrees that Employee was represented by counsel in connection with the negotiation of this Agreement, namely [attorney name], including without limitation the specific negotiation of this Appendix, including its application to the RSUs with respect to governing law and venue. Employee acknowledges that the Company is incorporated in Delaware. Employee acknowledges and agrees that the RSUs will be subject to restrictive covenants, governing law, and dispute provisions set forth therein, to which Employee shall be bound in all respects. Employee further acknowledges and agrees that pursuant to Section 925 of the California Labor Code, (i) Employee has waived the application of California law to this Agreement and the RSUs, including without limitation, the restrictive covenants contained in this Appendix, and any proceeding related thereto, (ii) Employee has waived any right to have any proceeding adjudicated in California, and (iii) Employee acknowledges and agrees that any proceeding shall not be deemed to be a controversy arising in California.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement including the Appendix as of the dates indicated below.

COHERENT, INC.	EMPLOYEE

By:

Its:

Dated: ____________________	Dated: _________________

I acknowledge that I represented [Employee] individually as legal counsel in negotiating the terms of this Agreement including, without limitation, this Appendix.

[Attorney]

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